                                                                    EXHIBIT 16.1




                                 June 25, 2001



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 25, 2001, of WorldQuest Networks, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, and in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              Very truly yours,

                              \s\ Ernst & Young LLP

                              ERNST & YOUNG LLP